As filed with the Securities and Exchange Commission on May 14, 2015

Registration No. 333-203500

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to

FORM S-1
REGISTRATION STATEMENT

Under

The Securities Act of 1933

GP INVESTMENTS ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

150 E. 52nd Street, Suite 5003

New York, NY 10022

(212) 430-4340

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Antonio Bonchristiano

Chief Executive Officer and Chief Financial Officer

150 E. 52nd Street, Suite 5003

New York, NY 10022

(212) 430-4340

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel, Esq. Michael J. Mies, Esq. Mathias von Bernuth, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue - Suite 1400 Palo Alto, CA 94301 (650) 470-4500	Kieran Walsh, Esq. Michael Johns, Esq. Maples and Calder P.O. Box 309 Ugland House South Church Street Grand Cayman, KY1-1104 Cayman Islands 1 (345) 949-8066	Deanna L. Kirkpatrick, Esq. Manuel Garciadiaz, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one ordinary share, $0.0001 par value, and one-half of one warrant(2)	17,250,000 Units	$10.00	$172,500,000	$20,044.50
Ordinary shares included as part of the units(3)	17,250,000 Shares	—	—	—	(4)
Warrants included as part of the units(3)	8,625,000 Warrants	—	—	—	(4)
Total			$172,500,000	$20,044.50

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 2,250,000 units, consisting of 2,250,000 ordinary shares and 1,125,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

GP Investments Acquisition Corp. is filing this Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-203500) solely for the purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement. No other changes have been made to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC expenses	20,045
FINRA expenses	26,375
Accounting fees and expenses	50,000
Printing and engraving expenses	55,000
Travel and road show expenses	20,000
Directors & Officers liability insurance premiums (1)	100,000
Legal fees and expenses	275,000
NASDAQ listing and filing fees	75,000
Miscellaneous	100,000
Total	721,420

(1) This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes a business combination.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On March 2, 2015, our sponsor purchased an aggregate of 4,312,500 ordinary shares, for an aggregate offering price of $25,000, or approximately $0.006 per share. The founder shares are identical to the ordinary shares included in the units being sold in this offering, and holders of founder shares have the same shareholder rights as public shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail in this prospectus, and (ii) our initial shareholders have entered into letter agreements with us, pursuant to which they have agreed (A) to vote any shares owned by them in favor of any proposed business combination and (B) not to redeem any shares in connection with a shareholder vote to approve a proposed initial business combination. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act.

In addition, our sponsor has committed, pursuant to a written agreement, to purchase from us an aggregate of 5,500,000 (or 6,062,500 if the underwriters’ over-allotment option is exercised in full) private placement warrants at $1.00 per warrant (for an aggregate purchase price of $5,500,000 (or $6,062,500 if the underwriters’ over-allotment option is exercised in full)). These purchases will take place on a private placement basis simultaneously with the completion of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

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No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The Exhibits Index appearing after the signature page is incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(b)	The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 14th of May, 2015

GP INVESTMENTS ACQUISITION CORP.

By:	/s/ Antonio Bonchristiano
Antonio Bonchristiano
Chief Executive Officer; Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Antonio Bonchristiano his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Antonio Bonchristiano
Antonio Bonchristiano	Chief Executive Officer; Chief Financial Officer	May 14, 2015
(Principal Executive, Financial and Accounting Officer); Director

/s/ Fersen Lambranho
Fersen Lambranho	Chairman	May 14, 2015

/s/ Christopher Brotchie
Christopher Brotchie	Director	May 14, 2015

/s/ Fernando d’Ornellas Silva
Fernando d’Ornellas Silva	Director	May 14, 2015

/s/ Jaime Szulc
Jaime Szulc	Director	May 14, 2015

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*

3.2	Form of Amended and Restated Memorandum and Articles of Association. *

4.1	Specimen Unit Certificate. *

4.2	Specimen Ordinary Share Certificate. *

4.3	Specimen Warrant Certificate. *

4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*

5.1	Opinion of Maples and Calder, Cayman Islands Counsel to the Registrant.

5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1	Securities Subscription Agreement, dated March 2, 2015, between the Registrant and GPIAC, LLC. *

10.2	Promissory Note, dated March 2, 2015 issued to GPIC, Ltd. *

10.3	Form of Sponsor Warrants Purchase Agreement between the Registrant and GPIC, Ltd. *

10.4	Form of Insider Letter among the Registrant, and our officers, directors and GPIC, Ltd. *

10.5	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant. *

10.6	Form of Registration Rights Agreement between the Registrant and certain security holders. *

10.7	Form of Administrative Services Agreement by and between the Registrant and an affiliate of GPIC, Ltd. *

10.8	Form of Securities Escrow Agreement between Continental Stock Transfer & Trust Company and the Registrant. *

14	Form of Code of Ethics. *

23.1	Consent of Marcum LLP.*

23.2	Consent of Maples and Calder (included in Exhibit 5.1).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).

24	Power of Attorney (included on Signature Page).

99.1	Consent of Fernando d’Ornellas Silva*

99.2	Consent of Christopher Brotchie*

99,3	Consent of Jaime Szulc*

99.4	Form of Audit Committee Charter.*

99.5	Form of Compensation Committee Charter. *

*	Previously filed.